Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Kenneth W. Smith

    Chief Financial Officer

    CIRCOR International, Inc.

    (781) 270-1200

CIRCOR Reports First Quarter Earnings of $0.25 Per Share

•	Revenues rise 9.7% on strength of international oil and gas project activity

•	Orders and backlogs increase despite continued weakness in Instrumentation and Thermal Fluid Controls Products Segment

•	Cash Flow improves; net debt level at new low of 7.5% of net capitalization

BURLINGTON, MA, April 23, 2003

CIRCOR International, Inc. (NYSE: CIR), a leading provider of valves and fluid control products for the instrumentation, fluid regulation and petrochemical markets, announced today results for the first quarter ended March 31, 2003. Net income for the first quarter of 2003 was $3.8 million, or $0.25 per diluted share, compared to $3.7 million, or $0.24 per share, for the 2002 first quarter, an increase of 4.2% in earnings per share. Revenues for the 2003 first quarter were $87.2 million, an increase of 9.7% from $79.5 million for the first quarter of 2002.

CIRCOR’s Chairman, President and Chief Executive Officer David A. Bloss, Sr. commented on the performance of the Company’s Petrochemical Products Segment, saying revenues increased 15.1% to $38.0 million from $33.0 million in the first quarter of 2002. Operating margin increased to 7.6% in the first quarter 2002 compared to 6.9%, before special charges, for last year’s first quarter. Bloss said, “Large projects within the international oil and gas markets continue to be rather robust and our market position seems to be improving as well. Meanwhile, North American oil field activity remains sluggish, but there was some drilling pickup in western Canada since the fourth quarter. Overall, we finished our first quarter with petrochemical segment orders up 5.8% and backlogs up 31.5% versus the first quarter last year.” Bloss added that the operating margin in the quarter was down sequentially from 10.2% in the fourth quarter of 2002, but said the Company expected the decrease because of a more favorable mix of shipments in the fourth quarter of last year. “We are tracking our plan of continuous cost reduction and expect to show steady improvement in segment results as the year progresses,” Bloss said.

Bloss indicated that soft economic conditions continued to affect the Company’s Instrumentation and Thermal Fluid Controls businesses. “Compared to the first quarter last year, this segment’s revenues, excluding recent acquisitions, decreased 0.7% from $46.4 million as revenues from general industrial and power generation markets declined. Orders fell 3.1% compared to last year, excluding recent acquisitions, and operating margin declined from 16.4% to 12.2%. “We expect these markets to remain relatively weak for most of 2003,” he said. Sequentially, revenues declined 2.3% to $49.1 million this quarter but, on a positive note, total orders increased 8.8% sequentially and backlog increased 4.4% during the quarter. Bloss also stated that this segment’s profitability increased slightly from the performance registered during the fourth quarter of 2002. “Although this segment’s profitability remains well below last year’s first quarter results due to weak market conditions, the sequential improvement to 12.2% operating margin shows that we have made progress in managing our costs even as we consciously reduced inventories and incurred unabsorbed manufacturing costs,” noted Bloss. “We expect margin levels to continue to improve this year even if order rates from the end markets we serve remain at current levels.”

The Company’s free cash flow (defined as net cash from operating activities, less capital expenditures and dividends paid) was $14.5 million, 3.8 times net income. At the end of the first quarter, net debt (debt less cash, cash equivalents, and marketable securities) had decreased to 7.5% of net capitalization (net debt divided by debt plus shareholders equity less cash, cash equivalents, and marketable securities). Bloss commented that, “Our cash flow was exceptionally strong this quarter as a result of our efforts to reduce the level of working capital needed to operate our businesses. Our higher cash and lower net debt position keeps us poised for acquisition opportunities, but we remain patient for opportunities in the high-value-added and growth segments of the fluid control industry.”

The Company is providing guidance for its second quarter results indicating that it expects earnings to be in the range of $0.23 to $0.27 per share.

CIRCOR International has scheduled a conference call to review its results for the first quarter 2003 on Thursday, April 24, 2003, at 10:00 a.m. ET. Interested parties may access the call by dialing (719) 457-2650. A replay of the call will be available from 1:00 p.m. ET on April 24, 2003, through midnight on Monday, April 28, 2003. To access the replay, interested parties should dial (719) 457-0820, and enter confirmation code # 496419 when prompted. The presentation slides that will be discussed in the conference call are expected to be available on Wednesday, April 23, 2003, by 6:00 p.m. ET. The presentation slides may be downloaded from the investor relations section of the CIRCOR Website: http://www.circor.com/investor/relation.htm. An audio recording of the conference call also is expected to be posted on the Company’s website by April 29, 2003.

CIRCOR International, Inc. is a leading provider of valves and fluid control products that allow customers around the world to use fluids safely and efficiently in the instrumentation, thermal fluid regulation and petrochemical markets. CIRCOR’s executive headquarters is located at 35 Corporate Drive, Burlington, MA 01803.

This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (SEC). The words “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. We believe that it is important to communicate our future expectations to our stockholders, and we, therefore, make forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that we are not able to accurately predict or control, and our actual results, performance or achievements may differ materially from the expectations we describe in our forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the cyclicality and highly competitive nature of some of our end markets, changes in the price of and demand for oil and gas in both domestic and international markets, variability of raw material and component pricing, fluctuations in foreign currency exchange rates, and our ability to continue operating our manufacturing facilities at efficient levels and to successfully implement our acquisition strategy. We advise you to read further about these and other risk factors set forth under the caption “Certain Risk Factors That May Affect Future Results” in our SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.